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                                                                   Exhibit 10.11



                           DEBT CONVERSION AGREEMENT



THIS AGREEMENT dated as of March 18, 1999, is entered into among Genesis Partners, Inc., a Florida corporation ("Genesis"), Peachtree FiberOptics, Inc., a Delaware corporation ("Company"), and Leonard J. Sokolow ("Sokolow"), an individual.


         WHEREAS, the managing agent fees totaling $775,000 ("Debt") as of December 31, 1998 are due and payable by the Company to Genesis and Sokolow pursuant to the Management Agreement dated October 27, 1993, between Genesis Partners, Inc. and the Company, as amended by the Addendums to the Management Agreement dated February 28, 1994, October 26, 1995, March 1, 1996 and October 1, 1998, among Genesis Partners, Inc., the Company and Sokolow (collectively, the "Management Agreement") which expires on October 26, 1999;

         WHEREAS, the Debt plus any and all reimbursable expenses, reimbursement for overhead or office/administrative facilities or any and all other claims Genesis or Sokolow may have against the Company (collectively, "Administrative Debt") have never been paid to Genesis/Sokolow;

         WHEREAS, it is in the best interest of the Company to eliminate such outstanding Debt and Administration Debt to Genesis without requiring any cash consideration and in order for the Company to attract any potential capital or merger/acquisition candidates; and

         WHEREAS, Genesis and Sokolow agree that Genesis shall convert to common stock of the Company the Debt as provided in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. The Company hereby agrees to allow Genesis to convert $.011273398 of Debt for one share of common stock of the Company ("Conversion Ratio") up to a maximum of $775,000 in Debt resulting in a maximum of 68,745,910 common shares of the Company to be issued to Genesis upon full conversion of such $775,000 in Debt.

2. Genesis shall be permitted to convert the Debt in whole or part. However, immediately preceding a merger, acquisition or financing by or of the Company ("Reorganization Event"), such Debt not yet converted shall be automatically converted ("Full Conversion") in its entirety pursuant to the Conversion Ratio.

3. Sokolow and Genesis agree to forgive, release and forever discharge the Company for any and all Administrative Debt the Company has incurred or may incur to Sokolow and/or Genesis. Immediately preceding a Reorganization Event and after the Full Conversion, Sokolow and Genesis agree to cancel the Management Agreement and forever forgive, release and forever discharge the Company from any and all obligations or fees which may be due under such Management Agreement.

4. Genesis hereby agrees to convert $75,000 of the Debt pursuant to the Conversion Ratio into 6,652,830 shares of the Company's common stock. The Company shall instruct its transfer agent to issue such common shares to Genesis immediately.

5. In case the Company shall declare any dividend or other distribution upon its outstanding stock payable in stock or shall subdivide its outstanding shares of stock into a greater number of shares, then the number of shares that may thereafter be acquired upon the conversion of the rights represented hereby shall be increased in proportion to the increase through such dividend, distribution or subdivision.

6. In case of any (i) reclassification reorganization, stock split or other change of outstanding stock of the Company, or (ii) consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of the shares issuable upon conversion, then and in such event the Conversion Ratio shall be deemed to be appropriately adjusted, and the Company shall cause effective provision to be made, so that the Genesis shall have the right thereafter, upon conversion of the Debt, to purchase the kind and amount of shares of stock and other securities and property, if any, receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance that Genesis would have received had the Debt been converted in its entirety immediately prior to such event.
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7. The Company shall at all times reserve for issuance and/or delivery such number of common shares as shall be required for issuance or delivery on conversion of such Debt. In the event, there is not a sufficient amount of shares available, then the Company shall use its best efforts to resolve such short fall including the authorization of additional common stock or effectuating a reverse stock split.

8. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it shall be settled by arbitration in Miami, Florida, or as otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the choice of law principles thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date and year first above written.




                                             PEACHTREE FIBEROPTICS, INC.



                                             By:
                                                --------------------------------
                                                Authorized Representative


                                             GENESIS PARTNERS, INC.


                                             By:
                                                --------------------------------
                                                Leonard J. Sokolow
                                                President/CEO



                                             By:
                                                --------------------------------
                                                Leonard J. Sokolow,
                                                Individually